Exhibit 10.7

Execution copy

AXCELIS TECHNOLOGIES, INC.

EXECUTIVE SEPARATION AGREEMENT

THIS EXECUTIVE SEPARATION AGREEMENT, dated as of July1, 2005, is made by and between Axcelis Technologies, Inc. (hereinafter referred to as the “Company”) and David W. Duff  (hereinafter referred to as “Executive”).  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.             Termination of Active Employment; Separation Period.   Executive’s active employment with the Company will terminate not later than Friday, July 29, 2005 (the “Separation Commencement Date”).  During the period from July 30, 2005 through April 28, 2006, Executive will continue to provide services to the Company on a part time basis from his home office.   As described in Section 2, Executive will receive the salary continuation and benefits during the period following the Separation Commencement Date and ending Friday, April 28, 2006 (the “Separation Period”).  It is understood that Executive may accept employment with a third party during the Separation Period.  During the Separation Period, the Executive shall:

1.1.          engage in special projects mutually agreed upon with the Chief Executive Officer;

1.2.          cooperate with the reasonable requests of the Company to support the transition of the Executive’s duties to other Company personnel; and

1.3.          continue to be an employee to the extent necessary to provide the benefits described in Section 2.

 At the end of the Separation Period, all aspects of Executive’s employment shall terminate (the Termination Date”).

2.             Termination Compensation.

2.1.          Axcelis Time Management (ATM).  Executive will receive a lump sum amount for his ATM balance, following the commencement of the Separation Period (ATM will cease to accrue as of the commencement of the Separation Period).

2.2.          Salary Continuation.  The Company will pay Executive, on a salary continuation basis, Executive’s base salary at the Separation Commencement Date during the Separation Period, less legally required payroll tax deductions and the elective deductions referred to in Section 2.4.

2.3.          Benefits.  Attachment A sets forth detailed information on the impact of Executive’s separation on Company-provided benefits.  During the Separation Period, the Company shall:

(a)           Allow Executive to continue to contribute to the Company’s 401(k) Plan, (the Executive shall receive any contribution that may be made by the Company to his account) to the extent permissible under the Plan and applicable law and maintain Executive’s status as employed for the purposes of the Eaton Cash Balance Plan, if applicable;

(b)           Allow Executive to continue to participate in the Company’s Employee Stock Purchase Plan in accordance with plan terms, subject to the applicable deductions from the payments under Section 2.1 to reflect such participation;

(c)           Allow Executive to continue to vest in his stock options until the Termination Date and to exercise any vested options until the Termination Date and for 90 days thereafter, to the extent so provided in the option;

(d)           Continue Executive’s participation in the medical and dental plans (including the Mass General Hospital Executive Registry Program) selected by Executive prior to the Separation Commencement Date, subject to the applicable deductions from the payments under Section 2.1 to reflect such participation (Executive will cease to be covered by the Company’s short and long term disability insurance Company-provided life insurance upon the Separation Commencement Date);

(e)           Continue to afford the Executive the privileges afforded under the “Executive Tax Preparation and Financial Planning Program” subject to the limits outlined in the program overview document;

(f)            The Company agrees to allow the Executive to retain the laptop computer used by him during the Separation Period;

(g)           The Company agrees to allow Executive to maintain email during his Separation Period or until Executive finds other employment; and

(h)           The Company agrees to give the mobile phone to the Executive and pay the Executive a lump sum amount to cover cell phone premiums at his plan level (but not more than $99 per month) covering the Separation Period.

2.4.          Outplacement Services.  At the request of Executive, the Company will pay up to $12,500 for an outplacement service for services rendered in assisting Executive in locating other employment.  These payments are contingent upon Executive’s cooperation with the outplacement service and upon active efforts by Executive to locate another position.

2.5.          Executive Acknowledgement of Compensation. The Executive acknowledges that in exchange for entering into this Agreement the Executive has received good, sufficient and valuable consideration in excess of that to which the Executive would otherwise have been entitled in the absence of this Agreement.  The Executive acknowledges that the Executive has been paid in full for any and all wages, including accrued unused vacation pay.  Unless otherwise provided for expressly in this Agreement, all other benefits have ceased as of the Separation Commencement Date.

2.6.          Effect of Breach on Compensation.   The Executive agrees that the compensation and benefits contained in this Agreement and which flow to the Executive from the Company are subject to termination, reduction or cancellation in the event that the Executive takes any action or engages in any conduct deemed by the Company to be in violation of this Agreement.

3.             Executive Obligations.

3.1.          Return of Property.  The Executive shall return all papers, files, documents, computers, reference guides, equipment, keys, identification, credit cards, software, computer access codes, disks and institutional manuals, or other property belonging to the Company within one week after the Separation Commencement Date; provided the Executive shall return the laptop computer referenced in Section 2 above not later than the end of the Separation Period. The Executive shall not retain any copies, duplicates, reproductions or excerpts of any of the Company’s property.   The Executive may retain copies of all agreements between the Executive and the Company and other documents relating to his personal performance.

3.2.          Nondisclosure of Confidential Information.  During the course of the Executive’s employment with the Company, the Executive has become acquainted with and/or developed confidential information belonging to the Company and its customers. The Executive agrees not to use or to disclose to any person or entity any confidential information of the Company or of any past or present customer of the Company, including but not limited to financial data or projections, customer lists, projects, economic information, systems, plans, methods, procedures, operations, techniques, know-how, trade secrets or merchandising or marketing strategies. In addition, Executive shall continue to be bound by the terms of Employee Invention Assignment, and Confidentiality Agreement, which the Executive executed in connection with his employment. That Agreement is affixed hereto and incorporated by reference as Attachment B.

3.3.          Nondisparagement.  Provided the Executive is not in breach of his obligations under this Agreement, the Company agrees not to disparage or make negative statements about the Executive. The Executive agrees not to disparage or make negative statements about the Company or any of its officers, directors, agents, employees, successors and assigns.

3.4.          Non-Compete and Non-Solicitation.  The Executive hereby agrees with the Company that for a period of 12 months following the Termination Date:

(a)           The Executive shall not, without the prior written consent of the Chief Executive Officer of the Company, directly or indirectly, engage in, be employed by, act as a consultant or advisor to, be a director, officer, owner or partner of, or acquire an interest in, any business engaged in manufacturing implant, rapid thermal processing, photostabilization or dry strip semiconductor processing systems (a “competitive business”), nor directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder, lender, joint venturer, officer, employee, partner or consultant, or otherwise engage, invest or participate in any competitive business; provided, however, that nothing contained in this Section 3.4 shall prevent the Executive from investing or trading in publicly traded stocks, bonds, commodities or securities or in real estate or other forms of investment for Executive’s own account and benefit (directly or indirectly);

(b)           The Executive shall not actively solicit any employee of the Company or any of its subsidiaries or affiliates to leave the employment thereof; and the Executive shall not enter onto Company property without prior written consent from the Chief Executive Officer of the Company or other executive officer of the Company; and

(c)           The Executive shall not induce or attempt to induce any customer, supplier, licensor, licensee or other individual, corporation or business organization having a business relationship with the Company or its subsidiaries or affiliates to cease doing business with the Company or its subsidiaries or affiliates or in any way interfere with the relationship between any such customer, supplier, licensor, licensee or other individual, corporation or business organization and the Company or its subsidiaries or affiliates.  Solicitation of customers for the purposes of this obligation refers to existing and/or contemplated products as of the time of this Agreement.

(d)           The applicable time periods set forth in this Section 3.4 shall be extended by the time of any (1) breach by the Executive of any terms of this Agreement, or (2) litigation involving the Executive and the Company in respect of any of the provisions of this Agreement (whether by the Executive seeking relief from the terms hereof or by the Company seeking to enforce the terms hereof or otherwise).

3.5.          Resignations from Corporate Office.  Not later than the Separation Commencement Date, the Executive will execute and deliver to the Company his resignation as a Vice President of the Company and any subsidiaries of the Company, attached here to as Attachment C.  Executive expressly acknowledges that the compensation payable to Executive under this Agreement is in full satisfaction of any compensation due to him in connection with his corporate positions described in this Section 3.5.

3.6.          Sumitomo Eaton Nova Corporation.  Concurrently with the execution of this Agreement, the Executive will execute and deliver to the Company his resignation as a Director of Sumitomo Eaton Nova Corporation (“SEN”), in the form attached here to as Attachment D.   The Company shall determine when and if the Executive’s resignation is submitted to SEN.    Executive shall, at the Company’s request and expense, continue to serve as a member of the Board of Directors of SEN until the earlier of (a) the date his resignation from such Board is submitted by the Company and become effective or (b) Executive’s term of office expires on June 30, 2006.   The Executive agrees to cooperate in all ways (including with respect to Board votes) with the Company’s instructions relating to his membership on the SEN Board and resignation from such Board. Executive expressly acknowledges that the compensation payable to Executive under this Agreement is in full satisfaction of any compensation due to him in connection with his corporate positions described in this Section 3.6.

3.7.          Cooperation.  The Executive will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed against the Company and with respect to which Executive has knowledge. The Executive agrees to be responsive to requests for information related to the smooth transition of a successor to his position.

4.             SEC Reporting and Applicability of the Company’s Insider Trading Policy.

4.1.          Rule 144.  For the purposes of Rule 144 promulgated by the Securities Exchange Commission, the Executive shall cease to be an “affiliate” of the Company on the Separation Commencement Date.

4.2.          Section 16 Reporting.  The Executive shall cease to be a reporting person under the Securities Exchange Act of 1934, as amended, as of the Separation Commencement Date, provided however, the Executive must file a Form 4 with the SEC to report any purchase, sale, or option exercise after the Separation Commencement Date if the transaction occurs within six months following a Form 4 transaction going the opposite way (e.g., sale vs. purchase) prior to the Separation Commencement Date.

5.             Insider Trading Policy.  Assuming the Executive does not acquire material non-public information after the Separation Commencement Date, beginning on the date two trading days after the Company’s public announcement of its earnings for the fiscal quarter ending after the Separation Commencement Date, the Executive will no longer be subject to restrictions on trading arising under the Company’s insider trading policy.

6.             General Release and Covenant Not to Sue.

6.1.          Release.  In consideration of the Company’s covenants in this Agreement, the Executive hereby releases and discharges the Company and its officers, directors, agents, employees, successors and assigns (“Released Parties”) from any and all claims by the Executive arising before the signing of this Agreement, including all claims arising out of the Executive’s employment with the Company or the termination thereof (except (1) those relating to performance of this Agreement, (2) the Company’s obligations under the Indemnification Agreement between the Executive and the Company dated August 6, 2002 (the “Indemnification Agreement”) and (3) the Company’s obligations under the Change of Control Agreement dated August 6, 2002 if Executive can reasonably demonstrate, based solely on events occurring prior to July 29, 2005, that Executive’s termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control) and claims arising under common law and claims arising under federal or state labor and employment laws and laws prohibiting discrimination on the basis of age, sex, race, national origin or disability. The laws referred to in the preceding sentence include Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967 (ADEA), as amended; the Fair Labor Standards Act of 1938, as amended; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Family and Medical Leave Act of 1993, as amended; Chapter 151B of the Massachusetts General Laws, Chapter 149 of the Massachusetts General Laws; the Massachusetts Civil Rights Act and the Massachusetts Equal Rights Law; the Worker Adjustment and Retraining Notification (“WARN”) Act; Maryland Ann. Code Article 100 Sections 88-94, and Maryland Ann. Code Article 49B, Sections 1 et seq; or any other state or federal law, order, public policy or regulation affecting or relating to the rights and/or claims of employees.  Nothing in this Agreement shall be construed to be a release of certain ADEA and Title VII rights that is not allowed by law, except that the Executive waives and shall not accept any damages from any such claims.

6.2.          Covenant Not to Sue.  The Executive represents and warrants that he has not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency.  The Executive agrees and covenants not to sue or bring any claims or charges against the Released Parties with respect to any matters arising out of or relating to the Executive’s employment with or separation from the Company, other than enforcement of the terms of this Agreement or the Indemnification Agreement.  In the event that the Executive institutes any such action, that claim shall be dismissed upon presentation of this Agreement and he shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

6.3.          No Implied Admission.  It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to the Executive was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.

7.             Compliance with Federal Older Workers Benefit Protection Act of 1990.

7.1.          Time To Consider Agreement.  The Executive acknowledges that he has been advised in writing to consult with an attorney and has had ample opportunity to consult with and review this Agreement with an attorney of his choice, and has been given a period of at least forty-five (45) days within which to consider whether to sign this Agreement.  If the Executive has signed this Agreement prior to the end of this forty-five (45) day period, he represents that he has done so knowingly and voluntarily.

7.2.          Revocation Right.  It is agreed and understood that for a period of seven (7) days following the execution of this Agreement, which period shall end at 5:00 p.m. on the seventh day following the date of execution by the Executive, he may revoke this Agreement.  This Agreement will not become effective until this revocation period has expired.  This seven (7) day revocation period cannot be shortened by agreement of the parties or by any other means.

8.             Miscellaneous.

8.1.          Availability of Equitable Remedies.  The Executive agrees and warrants that the covenants contained herein are reasonable, that valid consideration has been and will be received therefor and that the agreements set forth herein are the result of arms-length negotiations between the parties hereto.  The Executive recognizes and acknowledges that the provisions of Section 3 are vitally important to the continuing welfare of the Company, and its subsidiaries and affiliates, and that money damages constitute a totally inadequate remedy for any violation thereof.  Accordingly, in the event of any such violation by the Executive, the Company, and its subsidiaries and affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to obtain an injunction restraining any action by the Executive in violation of Section 3.

8.2.          Severability.   In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

8.3.          Entire Agreement.  This Agreement and its Exhibits constitutes the entire agreement between the parties about or relating to the Executive’s termination of employment from the Company, or the Company’s obligations to the Executive with respect to his termination and fully supersedes any and all prior agreements or understanding between the parties, other than the Indemification Agreement.

8.4.          Binding Benefit.  This agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

8.5.          Amendments.  This Agreement may not be altered, amended or modified, except by a further written document signed by the Executive and the Company.

8.6.          Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to or application of choice-of-law rules or principles.

8.7.          Limitations on Recovery.  In the event that the Executive institutes legal proceedings to enforce this Agreement, he agrees that the sole remedy available shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, but that under no circumstances shall the Executive be entitled to receive or collect any damages for claims that Executive has released under this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

AXCELIS TECHNOLOGIES, INC.

	By:	/s/ Lynnette C. Fallon
Lynnette C. Fallon, Executive Vice President, HR/Legal and General Counsel

/s/ David W. Duff
David W. Duff
Attachments

A –	Benefits After Termination Date
B —	Employee Invention Assignment and Confidentiality Agreement
C –	Resignation from Office
D—	Resignation from SEN